Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q1 2016 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: April 27, 2016/10:00AM EST

CORPORATE PARTICIPANTS

Doug Col Saia, Inc. - Treasurer

Rick O’Dell Saia, Inc. - President and CEO

Fritz Holzgrefe Saia, Inc. - VP of Finance and CFO

CONFERENCE CALL PARTICIPANTS

Scott Group Wolfe Research – Analyst

Brad Delco Stephens Inc. – Analyst

David Ross Stifel Nicolaus - Analyst

Ravi Shanker Morgan Stanley - Analyst

Todd Fowler KeyBanc Capital Markets - Analyst

Art Hatfield Raymond James & Associates, Inc. - Analyst

Matt Elkott Cowen Securities LLC - Analyst

Thom Albrecht BB&T Capital Markets - Analyst

PRESENTATION

Operator

Good day, and welcome to the Saia Incorporated first-quarter 2016 results conference call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead.

Doug Col - Saia, Inc. - Treasurer

Thank you, Lindy. Good morning, everyone. Welcome to Saia's first-quarter 2016 conference call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer; and Fritz Holzgrefe, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now, I'd like to turn the call over to Rick O'Dell.

Rick O'Dell - Saia, Inc. - President and CEO

Good morning and thank you for joining us. This morning, we announced our first-quarter 2016 results with earnings per share of $0.42 compared to record first-quarter earnings per share of $0.49 in the first quarter last year. I'm pleased that despite a freight environment generally deemed to be soft, we were able to increase our LTL yield for the 23rd consecutive quarter.

Our customers seem to increasingly view our relationship as a partnership, and we are committed to providing best-in-class service to support the value proposition that we offer in the marketplace. Along with the continued focus on pricing and mix management, we're working hard to find opportunities to offset the impact of an inflationary cost environment, with productivity improvements and other efficiencies.

We have continued to invest heavily in our business, and year to date, we've taken delivery of over 300 new tractors, 800 new trailers, and nearly 200 forklifts. A younger fleet across our network is expected to yield maintenance savings and provide for higher network reliability and ultimately, customer satisfaction.

A few comparisons the first quarter results first quarter this year versus last year's first quarter are as follows.  LTL yield increased by 2.1% overall, with contractual price renewals up an average of 5.3%. LTL yield excluding fuel surcharges was up almost 6.6%. LTL weight per shipment fell 2.6% to 1,118 pounds, but was down just 0.6% sequentially from weight per shipment in the fourth quarter.

Overall weight per shipment trends continued to be negatively impacted by less activity across our energy-related customers and industrial customers, where shipments tend to be heavier weight by nature. LTL shipments per workday were down 0.8%, and adjusted for Good Friday, shipments per work day were down just 0.2%. As I mentioned earlier, productivity initiatives yielded some encouraging first-quarter results, as pick-up and delivery productivity improved each month through the quarter, and it marked the first time in four years that we saw a good improvement in the first quarter versus prior year's results.

Dock productivity improved 3.9% sequentially from fourth quarter and was the best first-quarter result in three years. And finally on the operations side, cargo claims filings were down 19% per day versus last year, resulting in a 14% decrease in claims paid. Now I'd like to have a Fritz Holzgrefe review our first-quarter financial results in more detail.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Thanks, Rick, and good morning, everyone. First-quarter total revenue of $290 million compares to $293 million in the first quarter last year, a decrease of 1.1%. This decrease resulted primarily from decreased tonnage and fuel surcharges, offset by yield management. Operating income of $17.6 million compares to $21.2 million for the first quarter of 2015.

This year's first quarter included 64 work days, compared to 63 workdays in the first quarter of 2015. Also, a Good Friday fell on March this year, and shipment count on Good Friday usually represents about one half of a normal Friday. Good Friday fell in April during 2015.

As Rick mentioned, first quarter LTL yield rose 2.1%, reflecting the positive impact of our continued pricing actions, offset by markedly lower fuel surcharge contribution. I would like to mention a few key expense items, and how they impacted the first quarter results. Salary, wages and benefits rose 8% or $12.5 million to $170.3 million in the first quarter, reflecting the impact of one additional workday, a 4% average wage increase last July, increased internal driver utilization, as well as increased benefit cost, particularly in the area of healthcare benefits.

Purchase transportation in the quarter dropped by $5.2 million to $12.5 million, and was 4.3% of revenue versus 6% last year. This comparison benefited from increased utilization of internal assets, favorable truckload carrier rates, and lower fuel costs charged by carriers. Purchase transportation miles as a percentage of our total line haul miles were 6.6%, compared to 10.5% in the first quarter of 2015. Depreciation and amortization of $17.2 million compares to $15.2 million in the prior year quarter, and reflects our continued investments in tractors, trailers and forklifts, resulting in a newer fleet.

Fuel efficiency improved by 1.9% to 6.51 miles per gallon in the quarter, benefiting from a lower average tractor age compared to the prior year. Claims and insurance expense increased by $3.2 million in the quarter to $8.1 million. The increase is a result of higher insurance premiums and accident expense, partially offset by lower cargo claims expense. Our effective tax rate was 36.4% for the first quarter of 2016, essentially in line with our estimate for the full year of 36.5%.

At March 31, 2016, total debt was $116.4 million; net debt to total capital was 20.9%. This compares to a total debt of $107.6 million and net debt to total capital of 22.1% at March 31, 2015. Net capital expenditures in the first quarter were $63.7 million, including equipment acquired with capital leases. This compares to $33.2 million of net capital expenditures in the first quarter of 2015. Full-year 2016 net capital expenditures are forecast to be approximately $140 million. Now, I would like to return the call back to Rick.

Rick O'Dell - Saia, Inc. - President and CEO

Thanks, Fritz. As some of you may have seen, we opened our second Chicago area terminal in the first quarter in Grayslake, Illinois. The state-of-the-art facility positions us to service customers in the large and growing northern Chicago suburbs. Also in the first quarter, we completed an expansion of our Kansas City terminal, which included a 58 new doors and added yard space, as well.

In April, we completed the rollout of our new equipment maintenance software system. We expect to benefit from improved maintenance technician productivity, as well as more accurate and accelerated warranted recovery capabilities. We've also completed our integration of new data management software, and are beginning to customize dashboards to maximize this data mining tool across a number of functions.

As you can tell, we've had a busy first quarter and are excited about the opportunities we continue to find in our organization, and in the marketplace. With these comments, we're now ready to answer your questions. Operator?

QUESTIONS AND ANSWERS

Operator

First question comes from Scott Group with Wolfe Research.

Scott Group - Wolfe Research - Analyst

I apologize if I missed it. Did you give the monthly tonnage?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

We haven't yet.

Scott Group - Wolfe Research - Analyst

That would be great. Thank you.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

So LTL tonnage year-over-year and these are by month, January minus 5, February minus 1.4, March minus 4%. Now, if you adjust for Good Friday, the March number would be minus 2.2%. Shipments for February -- January, Feb, March, minus 0.9%, plus 1% in February, minus 2.6% in March, adjusting for Good Friday minus 0.8%.

Rick O'Dell - Saia, Inc. - President and CEO

I would just comment I think we benefited in January and February, probably volume wise, from more mild winter weather than normal. When you look through those trends, I think that needs to be taken into consideration.

Scott Group - Wolfe Research - Analyst

Do you have numbers for April yet?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Sure, so April month-to-date tonnage, actual is 3.4%. Adjusting for Good Friday, excuse me, minus 3.4%. Adjusting for Good Friday, minus 5.9% and then shipments for April month to date, minus 2%, and adjusting  for Good Friday, minus 4.3%.

Scott Group - Wolfe Research - Analyst

What are you seeing out there that's driving that weakness in April? I guess we have heard from a lot of the transports so far, but any end markets that is driving that?

Rick O'Dell - Saia, Inc. - President and CEO

It just seems, obviously,  I think the industrial economy is pretty soft. Geographically, we are having success in growing in the West and in the East and South Central, obviously oil patch is a big impact, those segments are not nearly as strong as the rest of our geography.

Scott Group - Wolfe Research - Analyst

Rick, you usually share perspective on how you think about margins from one quarter to the next. There are some moving parts obviously with the extra operating day and mild weather. How do you think about margins in Q2?

Rick O'Dell - Saia, Inc. - President and CEO

If you look 1Q to 2Q trends have been better, generally obviously by 1.4 operating points, to as much as 3.3 operating points. Like you said, depending on holidays, timing of general rate increases, we look back over the five year period. Successful contract renewals, accident volatility, and like you said, first quarter winter weather. I think given the current weakness in the industrial economy and the mild first quarter winter weather that we had, as well as the timing of this year's general rate increase being basically the same as last year. We believe probably the bottom of this range is most likely.

Scott Group - Wolfe Research - Analyst

Okay. That makes sense. Last question, it feels like the past couple quarters, we have heard mixed things about the competitive environment. One quarter it was worse, one quarter better. Broadly, how do you think about the competitive environment, and LTL pricing for the year?

Rick O'Dell - Saia, Inc. - President and CEO

We were pleased with the pricing for the quarter, up 5.3 on the contract renewals, with similar to last year. We are seeing some procurement type people go out with some out of cycle bids, but thus far, those have come in at a pretty reasonable level. Again, I think we are obviously very granular and detailed in our pricing analysis, and work to target business that works within our network, but it is competitive. But I would still describe it as being rational, particularly considering some of the softness that we are seeing in some sectors.

Scott Group - Wolfe Research - Analyst

Are you still seeing that 5% plus renewal rate in April?

Rick O'Dell - Saia, Inc. - President and CEO

I haven't even looked at it yet, to be honest with you.

Scott Group - Wolfe Research - Analyst

Okay. Fair enough. All right. Thank you for the time.

Operator

We will go next to Brad Delco with Stephens.

Brad Delco - Stephens Inc. - Analyst

Fritz, can you talk a little bit about the sustainability of purchase transportation at these levels? 4.3% of revenue is a pretty good number relative to expectations. Just curious how we should be thinking about that, looking throughout the year?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

I think that we continue to look for ways to optimize internal utilization. These -- this trajectory, I would say that the Q1 numbers are -- we can continue those at those sorts of rates, but that things uptick different parts of our footprint change, your customer set changes, that sort of thing, you can see that change. But I think at current model rate, I think it's probably reasonable. Reasonable expectation.

Brad Delco - Stephens Inc. - Analyst

Great. And then in terms of this question we are getting, salaries, wages, and benefits up about, call it 8%, on slightly down tonnage.  Is that a function of you shifting some of that purchase transportation to company trucks, and that is why there is a little abnormal relationship between tonnage and increased salaries wages and benefits? Or how do we think about those, maybe second question, those two line items together moving forward.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

I think that there is a couple pieces inside that salary wages and benefits number you need to think about. One, obviously we had, as we mentioned, a roughly 4% increase, salary increase across the workforce on average, at July 1 last year. So that, you are seeing that impact.

You are also seeing the impact of 10% to 12% inflationary rates around benefit cost. I think we're utilizing, as you point out, a large part of our own work, line haul network, to take on what was purchase transportation.  So you really have the utilization of our internal assets more, a greater part, and that's part of the savings from PT. It's invested there, we are leveraging those employee assets, and then you are seeing the inflationary costs that we are having to deal with.

The one last point, although it is a little bit more minor in the total change, is if you recall last year, we talked a lot about investing in our network around putting the appropriate human resources, assets, safety and claims folks in the field, and that was done in Q1 into Q2, so now you're seeing the ongoing step up of those folks being on staff full-time now.

Brad Delco - Stephens Inc. - Analyst

Got you. And then I guess expected benefit in some other areas of infrastructure?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Sure, yes. We talk about our emphasis on quality claims, so claims, reducing our claims ratio, those people, those investments, are key to that value proposition, and I think we operate or manage the workforce better with those additional HR assets in place, and safety assets.

Brad Delco - Stephens Inc. - Analyst

Got you. And then maybe, Rick, just a question for you, the April tonnage weakness, or I think maybe relative to March, any impact from weather or flooding in some of the areas in which you operate?

Rick O'Dell - Saia, Inc. - President and CEO

Just a little bit. Obviously the Houston flooding caused us to be shut down for a day, plus obviously some customers had some ongoing impact thereafter, but that's probably the only one in what we said that would be, just minimal  impact. 0.2% or something like that.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Something like that. Because it was only a day.

Brad Delco - Stephens Inc. - Analyst

All right. Thanks for the time, appreciate it.

Operator

And our next question comes from David Ross with Stifel.

David Ross - Stifel Nicolaus - Analyst

You mentioned cargo claims being strong. What was the cargo claims ratio in the quarter versus a year ago?

Rick O'Dell - Saia, Inc. - President and CEO

It was 0.81 versus 0.89.

David Ross - Stifel Nicolaus - Analyst

And then on the insurance and expense line item, you mentioned higher premiums and accident expense. How much I guess of that higher-than-expected expense was due to the premiums versus the accident? Just trying to think going forward, what are we looking at in terms of premium increase and how that might play out in the quarterly insurance line?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

So we looked at year on year, we had about a 25% increase in premiums, and that is a part of that increase, that claims and insurance increase. I think the more significant thing to think about in claims and insurance is that last year, we had Q1 was a particularly good quarter. This quarter we had the number of accidents was actually down, but severity was up a little bit. So, and the development of those -- expenses related to those accidents was a little bit higher. So I think as you think about that line over time, you really should think about a trend over time, that's all -- this wasn't a great quarter, it wasn't bad. Last year was very, very good.

David Ross - Stifel Nicolaus - Analyst

And then are you expecting to change any of your self-insurance levels, given the rise in premium?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

We have studied that pretty closely and we think our retention is appropriate, as you look at the trade-offs.  So we will not change that. It's, just we had to deal with the higher premiums.

David Ross - Stifel Nicolaus - Analyst

Last question on the CapEx side. Sounds like you raised CapEx for 2016 from $130 million to $140 million. Just wanted to see where that's mainly going, and also does that $140 million include capital leases, because you talked in the release about capital leases, but then the cash flow statement number was a little bit different.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

One of the things that we will do periodically is if we see opportunistic real estate investments, we like to move on those. We saw, one came up this quarter, and that was the genesis of that increase, so it's an investment we will make, I think into the second quarter, we will take that on. The total, that's the total capital expenditure number, includes capital leases.

Rick O'Dell - Saia, Inc. - President and CEO

We just had an opportunistic purchase in the Bay Area of the facility we were leasing.

David Ross - Stifel Nicolaus - Analyst

Excellent. Thank you.

Operator

And our next question comes from Ravi Shanker with Morgan Stanley.

Ravi Shanker - Morgan Stanley - Analyst

If I can just follow up on the insurance questions. Can you just talk about in the role of technology there, and what percentage of fleet that has driver assistance systems, and what impact that could have on the insurance line over time?

Rick O'Dell - Saia, Inc. - President and CEO

Okay. So in today's environment, depending on which tractors have this lane deviation system, really determines whether you have forward-facing camera or not, and I have to get an update on that but probably 70% of our fleet has that at this point in time. Obviously, you get essentially a virtual ride along associated with that, meaning that if there is a hard braking incident or lane deviation, or somebody swerves or something, then we get a video sent back to us, and it gives us an opportunity to obviously either recognize whether the driver was doing good defensive driving and made an appropriate evasive maneuver, or whether perhaps was being inattentive.

All of our line haul units and a lesser percentage of our city units have that technology in them, and as you might imagine, the over the road highway line haul tends to be where you have your more severe accidents. It is a great opportunity for us to have an opportunity to either counsel drivers who may have been inattentive or made a bad decision, and likewise, to reward people that are using appropriate defensive driving techniques, and avoiding accidents.

Ravi Shanker - Morgan Stanley - Analyst

Have you done any early assessment of what that could do to your insurance line over time?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

We haven't studied that specifically, in terms of obviously, the more we can do to put technology that limits our potential for an accident, I think over time, you'd like to see some benefit, these tend to be, you want to reduce frequency. If you reduce frequency then in turn, when you do, hopefully you don't have the severe accidents as well. So we haven't studied that -- well we study it in the sense that we want to look for investments that we think will have an impact, but we haven't tied that to forward analysis.

Rick O'Dell - Saia, Inc. - President and CEO

And clearly one challenge in the marketplace also just continues to be that some of these settlements tend to be increasing in value and that's being reflected in our -- not only insurance, primarily in the insurance layer, but also through that self-insurance aspect that we have. So again, as Fritz had commented, our efforts really are focused on avoiding accidents, and ensuring that our drivers are properly trained, and having as many opportunities and touches as we can, to reinforce positive behavior in the cab.

Ravi Shanker - Morgan Stanley - Analyst

Great. Thank you.

Operator

And our next question comes from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets - Analyst

Nice quarter here. I guess, Rick, can you talk a little bit about the comments around weight per shipment, and I understand there's still some pressure on a year-over-year basis, but it sounds like maybe a little bit of stabilization on a sequential  basis. Do you think that some of the pressure in your energy dependent markets is starting to stabilize, or what do you read into the weight per shipment trends?

Rick O'Dell - Saia, Inc. - President and CEO

Obviously some of those industrial sectors have heavier weight per shipments than some others. I think it's probably partially a trend associated with e-commerce, you tend to have some more residential deliveries, and people going -- tends to be an increasing segment that we have. And then obviously that decline in the industrial economy, I don't know on the oil patch, whether that's the bottom or not. Obviously the year-over-year numbers are severely negative for us.

And if you just look at the volume environment, Los Angeles was our strongest growth region during the quarter, and is now is the largest of our 11 regions, which used to be in Texas. Excluding the impact of fuel surcharge, six of our 11 regions grew, and the four regions that did not grow revenue, are in that lower Midwest or South -- South-Central geography, which is obviously impacted by the oil segment. So I don't really know what to read in too much into the change in weight per shipment. It seems to be that it's happening across most of the LTL segment, so.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. Those commas are helpful, and it sounds like that maybe there's even some geographic mix if the West Coast is growing faster and the heavier weighted shipment parts of the market are shrinking a little bit, that's going to have some impact  as well on what you are reporting. Can you share any comments around the impact of fuel here in the quarter, and as we've seen fuel prices move up at the end of March, and now into the second quarter, how that impacts either the profitability in the margins, or how you think about the impact of fuel on the OR into the second quarter?

Rick O'Dell - Saia, Inc. - President and CEO

Fuel margins year-to-year were pretty negative. It was about three quaeters of an operating point, while fuel, obviously our surcharges don't correlate 100%, and as the fuel step down, the cost versus where the fuel surcharges trended was a negative impact in the neighborhood of a couple million dollars.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. And then just on the wage side, I know it's still early in the year, but would the expectation be that there would be another wage increase at some point in the middle of the year, and if you can give a sense, maybe around  the magnitude that we should think about, if that's going to be the case?

Rick O'Dell - Saia, Inc. - President and CEO

Yes, it's July 1, and order of magnitude Company-wide, something in the neighborhood of 3%.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay, and then just the last one I had, maybe for Fritz with the increase in the CapEx, do have an expected run rate for depreciation, either on a quarterly  basis or for the full-year?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Yes, we don't project that or provide that guidance, but essentially if you take our capital number, we are bringing on new equipment, and it's primarily what we have invested in so far, so I would adjust basis that. I think what's important to note about that is those capital investments are part of the savings initiatives that we talked about, both reducing our maintenance costs as well as the fuel economy going forward.  So those are-- we look at those investments; they provide a pretty close and immediate return.

Rick O'Dell - Saia, Inc. - President and CEO

As you might expect the step up in the CapEx of $10 million in the San Francisco area is primarily land value, not much impact on the depreciation.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay and then the comment would be though that if depreciation does go up for the new equipment, that there is some offsetting impact on the maintenance or operating lines?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Yes, exactly.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. Thanks a lot for the time this morning.

Operator

And the next question comes from Art Hatfield with Raymond James.

Art Hatfield - Raymond James & Associates, Inc. - Analyst

Most to my questions have been answered, but one thing I miss, Rick, when you mentioned the OR change  that you look at, Q1 to Q2, I missed what the low end of that range was, that you said.

Rick O'Dell - Saia, Inc. - President and CEO

Okay, it was 1.4 to 3.3 I believe.

Art Hatfield - Raymond James & Associates, Inc. - Analyst

Okay, that's helpful.

Rick O'Dell - Saia, Inc. - President and CEO

We like the upper end better, but given the current environment.

Art Hatfield - Raymond James & Associates, Inc. - Analyst

I understand, I just wanted to get the right lower end, because you had intimated that. I didn't want my lower to be 2.50 when you really said 1.30. But I don't know how to ask this, but thinking about the CapEx cycle, and how you spent on equipment, clearly when you do that you mentioned today you get benefit on the maintenance side, on the fuel side. And I would assume that is initially somewhat of a net benefit to the income statement, but over time, as maintenance dollars pick-up and fuel degradants on the equipment a little bit, it becomes, I don't know, it balances out where it is a net neutral and then it gets worse at the end of life.

How do we think about you, with regards to an equipment cycle, with regards to that benefit playing out this go-around? Do we want to the got it from the terms that you have like maybe a year or two, where you get benefit financially, and then it goes away? Or is that something that you are able to just cycle equipment out of the fleet, bring new in on a regular basis, where those -- that effect on the income statement is basically stable going forward?

Rick O'Dell - Saia, Inc. - President and CEO

I think, obviously, you make an incremental investment to lower the average age, and then once you get to the optimal average age, then you get back to maintenance CapEx as opposed  to investment CapEx, and we're still able to still accomplish the same benefits net-net, right? But your CapEx should go down.

The other comment I would make is I think historically, we have probably underinvested at times, in real estate from a part of that, because we put our network together through acquisitions and we have got some facilities that we either leased or that were too small. And so over time being able to correct those has some payback and benefit not only in less freight handling, your door capacity, helps you in a number of ways from a production standpoint, et cetera.

Art Hatfield - Raymond James & Associates, Inc. - Analyst

And that's helpful, and I get the real estate side can be lumpy, based on how growth is and what not. But is it fair to say at some point, that the equipment side should be much more of just maintenance CapEx? Let's assuming very modest growth, obviously that changes the equation, but are you close to getting to that point where you pretty much on a maintenance CapEx cycle with the equipment?

Rick O'Dell - Saia, Inc. - President and CEO

We prioritized this year get our tractors at the age that we think they need to be, so we should get back to a normal cycle after this.

Art Hatfield - Raymond James & Associates, Inc. - Analyst

Perfect, that's helpful. Thanks for the time today.

Operator

And we will go to Jason Seidl with Cowen.

Matt Elkott - Cowen Securities LLC - Analyst

This is Matt Elkott for Jason. Most of our questions have been answered, but Rick, with one key player in the industry still under fairly new management, and still undergoing some changes, are you seeing some customer switches in the market, either customers coming to you from competitors, or vice versa, and is that mostly price-driven?

Rick O'Dell - Saia, Inc. - President and CEO

I think we're seeing some opportunities created by some of the changes that are going on at the major competitor that you are speaking of, but I wouldn't call it like an overwhelming, we’ve seen a lot. We are not getting feedback that there is a big deterioration in service or a major change in their pricing philosophy. I think you just have some people that have had a long-term relationship there, and some of the players have changed, and we're seeing some opportunities from that, but I wouldn't call it a groundswell or anything.

Matt Elkott - Cowen Securities LLC - Analyst

I see. And your sense of the pricing discipline in the industry as a whole, do you get the sense that people are maintaining that discipline, in the face of a prolonged sluggishness in the market?

Rick O'Dell - Saia, Inc. - President and CEO

Thus far, I believe that's been the case. Like I said, we've seen some people go out and we've had some accounts that don't operate within our targeted margins, and they have gone out for an out of cycle bid, and we obviously continue to get our five plus type of increases. In a couple cases we've actually won incremental business associated with that, so it's been an interesting dynamic in a soft environment that we haven't really seen before. I think you have the issues, you have to look at the industry, and again, we don't have a good history of maintaining pricing discipline in a soft environment, but thus far it's taken place, and you look at last year with wages with an inflationary item, you continue to have healthcare costs going up, you've got regulatory issues, equipment, tractor costs more than it ever cost before. So I don't think we have too much choice, and most of us in the marketplace aren't generating the type of targeted returns that we'd like to see, so thus far, it's been positive.

Matt Elkott - Cowen Securities LLC - Analyst

Yes, that's very helpful. Lastly, I know it's not a big deal for you as it is for the truckload carriers, but have you think any questions or having any conversations with your customers about the ELDs?

Rick O'Dell - Saia, Inc. - President and CEO

Some, but we are fully compliant and I think where it would have an impact with of us is perhaps some of the smaller players, that are already struggling in the marketplace and don't have the type of finances it takes to put that technology in. But, yes, I don't think it's as big of a factor in LTL. It could still be a factor, right?

Matt Elkott - Cowen Securities LLC - Analyst

Yes. All right, great. Very helpful, thank you, Rick.

Operator

And our next question comes from Thom Albrecht with BB&T.

Thom Albrecht - BB&T Capital Markets - Analyst

Really nice job in a less than stellar freight market, I guess we can say. I wanted to follow-up, Rick, on your OR conversation and just maybe come at it from a little different angle. Kind of housekeeping, when you talked about that 75 basis point hurt from fuel, was that this first quarter or was that a reference to 2015?

Rick O'Dell - Saia, Inc. - President and CEO

That's 1Q to 1Q.

Thom Albrecht - BB&T Capital Markets - Analyst

Okay. All right. And when you talk about the OR improvements sequentially, based on seasonal patterns and all that, I guess I was thinking given that fuel off its bottom is now up about $0.22 a gallon over the last five or six weeks, probably going to go a bit higher, I'm a little surprised, should we think that if that were to continue, that would begin to be a help for LTL ORs in general? Maybe not commenting so much on size specifically.

Rick O'Dell - Saia, Inc. - President and CEO

Yes, it should be.

Thom Albrecht - BB&T Capital Markets - Analyst

Okay, and so we are starting in a good way in April versus the quarter, so the fact that your OR improvement might be at the lower end of the five-year average improvement, would the bulk of the explanation then be just because of the sloppy freight environment?

Rick O'Dell - Saia, Inc. - President and CEO

I think that's what's causing our caution, right? And to be honest with you, month-to-month or through the quarter, we don't project the fuel margin impact in that much detail, so we're trending 1Q forward. So while that could be a modest benefit, there's other potential challenging items.

Thom Albrecht - BB&T Capital Markets - Analyst

I understand, and I know we in the analyst community get a little anal on one month to the next, but just trying to think holistically. Fritz, given where the depreciation was in the quarter, what’s your latest thought on the annual D&A number?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

We have brought in most all of the equipment that we're going to bring in this year, so I think you take that capital spending forward, the depreciation impact of that forward from here. So you might have, earlier on, you might have spread that out over a full year but that would become closer to the full year, or quarterly impact of that full investment would be sooner rather than later, because we brought most of it on board.

Thom Albrecht - BB&T Capital Markets - Analyst

So $69 million, $70 million, $70 million might be high, but $69 million to $70 million is a ballpark range is what we're using then?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Yes, that seems reasonable.

Thom Albrecht - BB&T Capital Markets - Analyst

Okay and then, Rick, I had one other question, I know about a year ago maybe a little less, for years, you've thought about the possibility of Pennsylvania and New Jersey. It didn't make sense given where the economy was, and then you re-opened that thought process, maybe early last year. Then the market went soft in the second half. What are your latest thoughts on those two states?

Rick O'Dell - Saia, Inc. - President and CEO

It's on our radar, and we are doing some more detailed planning of some alternatives associated with that. I guess our thoughts are, we feel like, over time it's an attractive market, it can contribute to our margin and yield initiatives, as well as growth. And so we are going to get there, and I think when we have a more detailed plan with some timeline, we can talk to you about, we are going to open four terminals in 12 months, or whatever our timeline is, but that's basically what we are looking at.

Thom Albrecht - BB&T Capital Markets - Analyst

Okay. All right. I'll jump back in the queue.

Operator

We will go to Scott Group with Wolfe Research.

Scott Group - Wolfe Research - Analyst

I want to go back, just if I can, just to the tonnage numbers you gave, just because I think you said that March was 4% reported, but minus 2.2% adjusting for Easter, and then April was down 3.4%, but would have been down 5.9%. Just curious, why is there a 180 basis point impact in March from Easter but a 250 basis point impact in April from Easter?

Rick O'Dell - Saia, Inc. - President and CEO

One thing is we're giving you month-to-date numbers, so it doesn't have the whole; March was a 23 workday month, right? So you have that, and then today we're give you an update on where we are running month to date and the month's not over. So there's probably some impact from that, just in terms of that month-to-date numbers.

Scott Group - Wolfe Research - Analyst

Okay. That makes sense. And then, Rick, last quarter, you had talked about, even though there were probably some margin pressure in the first quarter, you still thought you could see flat to improved margins for the full-year. Are you still thinking along those lines for 2016?

Rick O'Dell - Saia, Inc. - President and CEO

Obviously, 2Q, we had very difficult comps; 3Q was clearly not a very good quarter for us. I think it really just depends on what happens in the volume and the yield environments are probably the two biggest triggers there. I feel confident we targeted our $20 million of savings, we're tracking to achieve that, it's in our run rate, so our key internal initiatives from an execution standpoint, I have confidence, and I guess, the external environment probably less so, and we've had a few soft days here in April, so maybe a little cautious with that, but we would still target to achieve that.

Scott Group - Wolfe Research - Analyst

Okay. Makes sense. Thanks a lot.

Operator

And it appears we have no further questions at this time.

Rick O'Dell - Saia, Inc. - President and CEO

All right, great. Thanks for your interest in Saia. We appreciate it and look forward to catching up with you.

Operator

And this does conclude today's program. You may disconnect at this time. Thank you, and have a great day.